Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-163818 and 333-51538 of Greene County Bancorp, Inc. on Form S-8 of our report dated June 29, 2010, appearing in the Annual Report on Form 11-K of The Bank of Greene County Employees’ Savings & Profit Sharing Plan and Trust in the United States for the year ended December 31, 2009.

/s/ ParenteBeard LLC

ParenteBeard LLC
Syracuse, New York
June 29, 2010